Exhibit 99.1

Pier 1 Imports, Inc. Announces Second Quarter Sales

FORT WORTH, Texas--(BUSINESS WIRE)--September 1, 2011--Pier 1 Imports, Inc. (NYSE:PIR) today reported sales results for the second quarter ended August 27, 2011.

Second Quarter Highlights

  Comparable store sales increase of 10.8% versus last year’s increase of 11.2%
  Merchandise margins expected to be approximately 59.3% of sales versus 58.3% last year
  Earnings per share expected to be $0.14
  Share repurchases of approximately $95.7 million to date under the share repurchase program

Comparable store sales for the second quarter ended August 27, 2011 increased 10.8% compared to last year’s comparable store sales increase of 11.2% for the second quarter ended August 28, 2010. Total sales for the quarter improved to $340 million compared to $310 million in the year-ago quarter. Comparable store sales for the first six months increased 10.5% compared to a comparable store sales increase of 12.7% in the year-ago period. Total sales for the first six months increased to $674 million from $616 million for the same period last year. The comparable store sales increase for the second quarter was driven primarily by increases in traffic and average ticket. Merchandise margins for the second quarter were strong and will be approximately 59.3% of sales, up from last year’s second quarter merchandise margins of 58.3% of sales. Second quarter earnings are expected to be $0.14 per share.

Under the $100 million share repurchase program, the Company has repurchased to date a total of 9,111,173 shares of its common stock at a weighted average cost of $10.50 per share and a total cost of approximately $95.7 million.

Alex W. Smith, President and Chief Executive Officer, commented, “We are very pleased with our second quarter sales results, which were consistent throughout every month of the quarter. Merchandise margins remain strong across all merchandise categories. Halloween, fall and harvest merchandise was set in all stores by early August. Customers are reacting favorably to this merchandise, which bodes well for the second half of the year. We look forward to discussing our second quarter results and providing an update to the balance of the year during our upcoming conference call.”

Second Quarter Conference Call Information

The Company will announce fiscal 2012 second quarter financial results prior to market open on September 15, 2011 and will host a conference call later that morning at 10:00 a.m. Central Time to discuss the results. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 89318021.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400